RESTATED PREP PLAN
    (Formerly Known as Executive Supplemental Benefit Plans)
                  (Adopted on December 6, 2000)

Ace Hardware Corporation PREP Plan is intended to provide part of the basis for attracting, retaining and rewarding key executives.
This Plan will supplement, as set forth within this document, the Corporation's life insurance program offered to executive employees.

Compensation and Human Resources Committee
The Compensation and Human Resources Committee of the Board of
Directors shall have overall administrative responsibility for the Plan.

Eligibility
The participants in the Plan are nominated by the President and confirmed by the Board of Directors.

Executive Tiers
Each participant in the Plan is assigned one of the Tiers listed below which are reflective of position responsibility and level of benefits provided.

Supplemental Life Insurance Program
The Corporation will provide, by Tier level, a supplemental universal life insurance policy to each eligible executive. The reason for providing a universal life insurance policy, instead of a term life policy, is to provide an investment vehicle for the supplemental retirement benefit. The policy will be owned by each individual executive. The Corporation will pay up to 125% of the standard term life premium rate for each individual policy. If an individual executive's policy costs more than the established rate, it will be that individual's responsibility to pay the additional costs or accept a reduced face amount of life insurance. Listed below are the face amounts of life insurance to be provided by Tier:

          Tier(s)                  Face Amount
          Tier I                   $600,000.00
          Tier II                  $400,000.00
          Tier III                 $200,000.00

Participants in the Plans for the year 1998 and subsequent years;
Tier I         President and Chief Executive Officer
          David F. Hodnik

Tier II        Corporate Vice President
          Michael C. Bodzewski
          Lori L. Bossmann
          Paul M. Ingevaldson
          Ray A. Griffith
          Rita D. Kahle
          David W. League
          David F. Myer
          Fred J. Neer
          Kenneth L. Nichols

Tier III       Company Vice President
          William J. Bauman
          Daniel C. Prochaska

Plan Administration Policy and Issues
The PREP Plan will be administered by the Compensation and Human Resources Committee and its interpretation of the Plan and determination of the benefit granted under the Plan will be final and binding on all participants and their estates. Subject to the provisions of the Plan, the Compensation and Human Resources Committee, at any time, will have the authority to establish, adopt or revise such rules and regulations as it deems necessary for the administration of the Plan.

The Board of Directors has the authority to terminate or amend the supplemental plan in any respect.

The supplemental plan does not constitute an employment contract and does not alter the fact that plan participant(s), if not under contract, may resign from the Corporation and the Corporation may discharge plan participant(s).

Each participant, at such time as the participant is no longer an employee of the Company, shall also cease to be eligible for corporate benefits under this Plan.

The Restated PREP Plan is effective September 1, 2000.











Effective 9/01/00